EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

June 10, 2002

Dear Sir/Madam,

We have read the first, second and third paragraphs of Item 4 included in the Form 8-KA dated June 11, 2002 of G&K Services, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc: Jeffrey L. Wright, Chief Financial Officer and Secretary, G&K Services, Inc.